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                                                                    Exhibit 10.8


US Diagnostic Inc. Letterhead

October 27, 2000


Mr. Joseph A. Paul
250 S. Australian Avenue, 9th Floor
West Palm Beach, Florida 33401

Dear Joe:

The following shall outline the agreement between US Diagnostic Inc. ("USD") and Joseph A. Paul ("JP") regarding consulting services to be performed to by JP effective January 5, 2001.

JP will provide to USD consulting services, including but not limited to the following items:

1. Continue to identify the buyers and negotiate the transactions at favorable terms to US Diagnostic Inc.

2. Continue to be the liaison with DVI in terms of agreeing to the various pay-downs on the debt instruments.

3. Assist the Company in contract preparation and key elements within said contracts.

4. Assist the Company in developing and implementing the strategy of reducing B&C and corporate overhead.

5.       Assist the Company in completing the Form 10K for the year 2000.

6. Assist the Company in litigation settlements and trial preparations based on the history of the events of USD.

7. Assist the Board of Directors in the various strategies being contemplated involving potential merger or other business opportunities for the company.

8. JP agrees that no additional compensation will be paid in connection with any of the imaging centers whether or not they are transacted as a stock transaction or an asset sale.

USD will pay to JP, as an independent contractor, a fixed monthly rate of $15,000. The payments will be due commencing January 5, 2001 and will be due on the 5th of each month thereafter. In addition, USD will bear the costs of reasonable expenses incurred by JP in connection with performing those services including but not limited to, travel, etc. Additionally, USD will provide JP with an office and related access to USD's computer systems, etc. in order to properly fulfill the engagement.






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Either party may cancel this agreement upon the giving of sixty-days notice, at which time all obligations other than the payment for the services rendered through the termination date shall be terminated.

This letter agreement shall in no way amend or replace the current agreement between USD and JP regarding JP's current employment with USD, and will only become effective upon the actual termination date of JP's current employment agreement.

Please signify your concurrence with this agreement by signing where indicated and returning a copy to USD.

Sincerely,

US DIAGNOSTIC INC.

By: /s/ Leon Maraist
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        Leon Maraist
        Executive Vice President
        Chief Operating Officer

AGREED AND ACCEPTED BY:



/s/ Joseph A. Paul
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Joseph A. Paul